Gentor Resources, Inc.

PRESS RELEASE

Gentor Resources and Al Fairuz Mining Extend their High Grade VMS Mahab 4 Deposit in Northern Oman

Results include massive sulphide intersections of 30.95 metres grading 3.16% Cu, 0.28 g/t Au, 1.29% Zn and 17.4 g/t Ag from 32.05 metres down hole, and 20.30 metres grading 5.79% Cu, 0.37 g/t Au, 2.42% Zn and 22.04 g/t Ag from 67.15 metres depth

Toronto, Canada – May 26, 2011 - Gentor Resources, Inc. (“Gentor” or the “Company”) (OTCQB – “GNTO”) and its Omani partner Al Fairuz Mining Company LLC are pleased to announce further excellent results from the Company's second drilling program at its Oman copper/gold properties.

In February of this year, Gentor recommenced diamond drilling on its Block 5 concession in the Sohar copper mining region, and has succeeded in expanding the size of its two new volcanogenic massive sulphide (VMS) discoveries at Mahab 4 and Maqail South that resulted from testing conductors defined by a VTEM heliborne survey in 2010. Encouraging massive sulphide (MS) results from these prospects at the main mineralised stratigraphic position within the Oman Ophiolite Complex were previously reported on by Gentor in press releases dated November 11, 2010 and January 5, 2011.

Assay results have now been received from three holes out of a program of eight core holes totalling 960 metres completed by the end of April on three 50-metre spaced sections at the Mahab 4 prospect. These holes tested the northern strike and dip extent of the promising initial MS intersections located adjacent to a major north trending fault separating footwall and hanging wall volcanics.

All three assayed holes provided strong verification of high-grade massive and semi-massive sulphides (SMS) within a proximal seafloor mound and footwall stringer vein system (QVS). Together with further intersections not yet assayed the diamond core drilling has extended the deposit along strike for at least 200 metres at depths from 40 to 130 metres, and downdip up to 50 metres to the east.

Locality plans of the prospect area and reported drill holes on sections are found accompanying this press release on the Company's web site at:

http://www.gentorresources.com/s/NewsReleases.asp?ReportID=459300

Gentor’s President and CEO Dr. Peter Ruxton commented: “These new drill results confirm our expectations that the Mahab 4 prospect is likely to deliver a shallow open-pittable high-grade copper resource.  Drilling continues to determine the size potential of this exciting new discovery.”

Results from the main massive sulphide intercepts include:

•

Hole GRB5D028 intersected 3.71 metres of MS grading 2.2% Cu, 0.83 g/t Au, 7.13% Zn and 49.73 g/t Ag from 45.96 metres.

•

Hole GRB5D030 intersected 30.95 metres of MS + SMS + QVS grading 3.16% Cu, 0.28 g/t Au, 1.29% Zn and 17.40 g/t Ag from 32.05 metres.  This includes 5 metres grading 7.18% Cu, 0.48 g/t Au, 2.52% Zn and 37.20 g/t Ag from 48 metres.

•

Hole GRB5D032 intersected 20.30 metres of MS grading 5.79% Cu, 0.37 g/t Au, 2.42% Zn and 22.04 g/t Ag from 67.15 metres.  This includes 13.19 metres grading 6.48% Cu, 0.43 g/t Au, 3.46% Zn and 27.14 g/t Ag from 72.81 metres.

Table .  Assay summary for GRB5D028, GRB5D030 and GRB5D032 at Mahab 4.

MAHAB 4 PROSPECT - SUMMARY of SIGNIFICANT RESULTS
Hole No.	From	To	Intercept	Mineralisation	Copper	Gold	Zinc	Silver
	m	m	m		%	g\t	%	g/t

GRB5D028	45.96	49.67	3.71	Umber + MS	2.20	0.83	7.13	49.73

GRB5D030	32.05	63.00	30.95	MS + SMS + QVS	3.16	0.28	1.29	17.40
incl:	48.00	53.00	5.00	MS	7.18	0.48	2.52	37.20

GRB5D032	67.15	87.45	20.30	Jasper + MS	5.79	0.37	2.42	22.04
incl:	72.81	86.00	13.19	MS	6.48	0.43	3.46	27.14

CODES (Umber-Fe sediment, Jasper, MS = Massive Sulphide, SMS = Semi-massive Sulphide, QVS = Quartz Vein Stringer)

Table  – Core holes completed at Mahab 4 between January and April, 2011

Mahab 4 Drill Summary (January - April, 2011)
Hole	Project	Dip	Azi	Length (m)
GRB5D025	Mahab 4	50	255	74.85
GRB5D026	Mahab 4	60	255	165
GRB5D028	Mahab 4	70	255	113.15
GRB5D030	Mahab 4	60	255	145.05
GRB5D032	Mahab 4	60	75	101.25
GRB5D035	Mahab 4	60	255	130.4
GRB5D039	Mahab 4	70	255	122.25
GRB5D041	Mahab 4	60	255	108.25

RESULTS

GRB5D028 (255/70° – Section 3)

This hole was sited to test the northern strike continuation of the massive sulphides reported previously in drillholes GRB5D011 and GRB5D020 on Section 2 located 50 metres to the south, refer to Figures 1 and 2 attached to press release on the Company’s website.  GRB5D028 intersected 3.71 metres of umber and MS grading 2.2% Cu, 0.83 g/t Au, 7.13% Zn and 49.73 g/t Ag from 45.96 metres.  This zone is interpreted to be distal and down dip from the main MS mound to the west that was tested by subsequent hole GRB5D030 on this section.  Cu grades are reasonably homogeneous throughout the GRB5D028 intersection, whereas Au, Ag and Zn grades are highest towards the bottom part of the MS with 1.19metres of MS grading 1.73% Cu, 1.83 g/t Au, 21.12% Zn and 94.24 g/t Ag from 48.48 metres.

GRB5D030 (255/60° – Section 3)

This hole was sited 25 metres in front of GRB5D028 and intersected a strong mineralised zone 30.95 metres thick grading 3.16% Cu, 0.28 g/t Au, 1.29% Zn and 17.4 g/t Ag from 32.05 metres consisting of two lenses of MS separated by 4.08metres of Jasper, QVS and a dyke.  Jasper and Breccia occurs at the top of the zone and the MS grade decreases downward through SMS into stringer zone QVS.  Grades vary throughout this intersection but there is Au, Ag and Zn enrichment in MS at the top of the zone, and this whole sequence is considered proximal to the original MS feeder zone at the seafloor.

The upper MS consists of 22.51 metres of MS and jasper/breccia grading 4.11% Cu, 0.33 g/t Au, 1.68% Zn and 22.15 g/t Ag from 32.05 metres.  This mound zone includes a top and bottom zone richer in Au and Zn as well as three generally unmineralised dykes with a cumulative thickness of 4.81 metres.  This main MS intersection contains two Cu/Zn rich intervals:

•

3.62 metres of MS grading 3.85% Cu, 0.44 g/t Au, 2.4% Zn and 24.25 g/t Ag from 33.8 metres.

•

5 metres of MS grading 7.18% Cu, 0.48 g/t Au, 2.52% Zn and 37.20 g/t Ag from 48 metres.

The lower MS is less strongly mineralised and consists of 4.36 metres of MS and QVS grading 1.04% Cu, 0.08 g/t Au, 0.14% Zn and 1.23 g/t Ag from 58.64 metres.

GRB5D032 (75/60° – Section 3)

This drillhole was sited within of the footwall basalt ridge and drilled east to define the western extent and controls on the MS mineralisation found in the previous two holes on this section.  It intersected 20.30 metres of MS grading 5.79% Cu, 0.37 g/t Au, 2.42% Zn and 22.04 g/t Ag from 67.15 metres.  This high-grade MS intersection starts across a steep westerly dipping main fault zone marking the unmineralised but altered footwall basalt boundary and includes one 91cm thick dyke.  The basal MS contact is conformable against weakly altered footwall basalt with no stringer zone, suggesting it is relative distal compared to the GRB5D030 footwall intersection directly to the west.

Cu grades are reasonably homogeneous throughout the intersection, but Au, Ag and Zn grades are highest in the central to basal portions of the MS with 13.19 metres grading 6.48% Cu, 0.43 g/t Au, 3.46% Zn and 27.14 g/t Ag from 72.81 metres.  This MS intersection in GRB5D032 is consistent with the similar MS intersection in GRB5D030 and serves to define a proximal MS wedge approximately 15 metres true thickness adjacent to the steep westerly dipping main fault zone at Mahab 4.

GRB5D035 (255/60° – Section 4)

This  hole was designed to further test the strike extensions of the strong MS intersections achieved in section 3 50 metres to the south and was sited close to the main fault zone in order to maximise the chance of hitting proximal copper-rich MS mound mineralisation as in GBR5D032.

GRB5D035 produced a major seafloor mound MS to SMS intersection approximately 50 metres thick above a pyritic weakly mineralized footwall stringer zone down to 111 metres.  The massive sulphide zone contains a number of barren basalt dykes and sills and also some significant faults but is generally coherent comprising early pyritic breccia clasts with subsequent infill by chalcopyrite and sphalerite.

Currently, this major intersection is not fully understood in terms of its structural setting because subsequent drilling of a step back hole GRB5D039 on this section failed to intersect the deposit, probably due to several cross faults observed in the core. However, given the strength of visible chalcopyrite in the GRB5D035 MS zone, it is expected to match or exceed the grades in section 3 reported herein. This impressive zone thus appears to be the central focus of the deposit tested to date, but it’s down dip and strike extensions are obscured by several faults whose displacements and orientations are unknown.

GRB5D041 (255/60° – Section 5)

This hole was sited 50 metres north of GRB5D035 in an equivalent structural position and tested the possible strike extend beyond the TEM conductor interpreted to the south. The hole intersected the seafloor volcanic target position at 40 metres depth as predicted but there was no mineralisation developed, therefore it appears the deposit has been wedged or faulted out near the surface between sections 4 and 5 and further drilling is required.

ASSESSMENT

Gentor’s second drilling campaign to test the resource potential of this exciting VMS discovery at Mahab has produced consistently outstanding copper grades with zones averaging 3-7% Cu over 20 metre intervals considered close to true thickness in shallow dipping proximal MS mound type breccias and with significant Au, Ag and zinc zones mainly in upper MS and distal positions with metalliferous sediments.

Drilling has confirmed the MS mineralisation formed as a north trending seafloor mound that dips shallowly east and lenses out into metalliferous sediments at the favourable Geotimes (V1-1) and Lasail unit (V1-2) contact.

Holes with an azimuth of 255° and dip of 70°west (see figures attached to press release on the Company’s website) therefore provide a reasonable estimate of true thickness of MS intervals. Whereas holes with an azimuth of 75° and dip of 55-60° east (see sections below) provide a reasonable estimate of true thickness of Footwall SMS- QVS stringer zone intervals.

The deposit is cut off to the west by a late reverse thrust that may have been a reactivated syn-volcanic structure shown in Figure 1 (attached to press release on the Company’s website) that controlled localization of the deposit, and other faults may wedge the deposit to the north.

Gentor has yet to test the southern limits of the VTEM conductor being targeted at this deposit and the current results suggest further shallow high-grade extensions will be found by ongoing drilling. Therefore Gentor is confident that a near surface high-grade copper resource can be defined at this leading prospect.

Qualified Person

The exploration results disclosed in this press release have been reviewed, verified (including sampling, analytical and test data) and compiled by Dr. Peter Ruxton who is a Member of the Institute of Materials, Minerals and Mining (I.M.M.M.), the Company's President and Chief Executive Officer and a "qualified person" (as such term is defined in Canadian National Instrument 43-101 as promulgated by the Canadian Securities Administrators).

Drill cores for assaying were taken from varying intervals based on geological interpretation and cut with a diamond saw, with one-half of the core placed in sealed bags and sent for sample preparation in Muscat, Oman. The core samples were then crushed to -2mm, split and pulverized down to 90% passing 75 microns. Approximately 150 grams of pulverized sample were then shipped to the ALS Laboratory (which is independent of the Company) in Romania where samples were analyzed for base metals via XRF techniques and gold via fire assay using a 50g charge. As part of the Company's QA/QC procedures, which adhere to international recognized standards, duplicates, blanks and standards were inserted into sample batches.

About Gentor

Gentor is a mineral exploration company whose projects include copper and gold properties in the Sultanate of Oman and a molybdenum-tungsten-silver property in East Central Idaho, U.S.  The Company’s strategy is to create shareholder value by developing highly prospective mineral properties around the globe, with current focus in the Sultanate of Oman.  In Oman, Gentor is partnered with Al Fairuz Mining Company LLC on its Block 5 exploration tenement and Al Zuhra Mining Company LLC on Block 6.

Cautionary Notes

This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical fact, that address potential future production, resource and reserve potential, exploration drilling activities and events or developments that the Company expects to occur, are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans" "anticipates", "believes", "understands", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Information inferred from the interpretation of drilling results and any information concerning potential mineral resources may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

The United States Securities and Exchange Commission (the "SEC") permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. U.S. investors are cautioned not to assume that any disclosure of mineralization contained in this press release is economically or legally mineable. U.S. investors are urged to closely consider all of the disclosures in the Company's reports filed pursuant to the Securities Exchange Act of 1934 which may be secured from the Company, or from the SEC's website at http://www.sec.gov/edgar.html.

For further information, please visit our website at www.gentorresources.com, or contact: Dr. Peter Ruxton, President & CEO, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice President, Toronto, Ontario, Tel: (416) 366-2221 or 1 (800) 714-7938.